Exhibit 4.7.1

Execution Version

AMENDMENT AND RESTATEMENT AGREEMENT

dated as of January 10, 2014

Citibank, N.A. (“Citibank”) and CEMEX, S.A.B. de C.V. (“Cemex”) have entered into a Master Terms and Conditions for Capped Call Transactions, dated as of March 24, 2010 (as from time to time supplemented, the “Master Confirmation”), and a Transaction as evidenced by the Amended and Restated Confirmation dated as of March 25, 2010 (the “Capped Call Confirmation” and, together with the Master Confirmation, the “Capped Call Agreement”), which is subject to a single agreement in the form of the ISDA Master Agreement (Multicurrency – Cross Border), as published by the International Swaps and Derivatives Association, Inc. (including the terms and elections related thereto in the Master Confirmation, the “Deemed Agreement”), deemed to exist between Citibank and Cemex pursuant to the Capped Call Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Capped Call Agreement or the Deemed Agreement, as applicable.

By entering into this amendment and restatement agreement (this “Agreement”), Citibank and Cemex agree to a procedure for amending and restating the Options under the Capped Call Agreement outstanding on the date hereof (such Options, the “Existing Options”) into Options to be governed by a confirmation substantially in the form attached hereto as Annex A (such Options, the “Restated Options”) on the terms contained herein.

Accordingly, the parties agree as follows:—

1.	Amending and Restating the Capped Call Agreement

The parties agree to the following terms to amend and restate the Capped Call Agreement:

(a) Below is a table of “Potential Restatement Dates” and the “Potential Existing Options”, “Potential Daily Reference Amount” and “Price Trigger” for each such Potential Restatement Date. Any Potential Restatement Date on which the opening price per Share for the regular trading session on the Exchange, as determined by the Calculation Agent, equals or exceeds the Price Trigger for such Potential Restatement Date shall be a “Restatement Date”.

Potential Restatement Dates	Potential Existing Options	Potential Daily Reference Amount		Price Trigger
January 13, 2014	4,112,617	USD	6,624,192.20	USD	11.00
January 14, 2014	4,100,000	USD	6,603,870.00	USD	11.00
January 15, 2014	4,100,000	USD	6,603,870.00	USD	11.00
January 16, 2014	4,100,000	USD	6,603,870.00	USD	11.00
January 17, 2014	4,100,000	USD	6,603,870.00	USD	11.00
January 21, 2014	4,100,000	USD	6,603,870.00	USD	11.00
January 22, 2014	4,100,000	USD	6,603,870.00	USD	11.00
January 23, 2014	4,100,000	USD	6,603,870.00	USD	11.00
January 24, 2014	4,100,000	USD	6,603,870.00	USD	11.00
January 27, 2014	4,100,000	USD	6,603,870.00	USD	11.00
January 28, 2014	4,100,000	USD	6,603,870.00	USD	11.00
January 29, 2014	4,100,000	USD	6,603,870.00	USD	11.00
January 30, 2014	4,100,000	USD	6,603,870.00	USD	11.00
January 31, 2014	4,100,000	USD	6,603,870.00	USD	11.00
February 3, 2014	4,100,000	USD	6,603,870.00	USD	11.00

(b) The “Aggregate Number of Restated Options” shall equal the sum of, for each Restatement Date, the greater of (i) zero and (ii) the result of the following formula:

Daily Reference Amount for such Restatement Date + Adjustment Amount for such Restatement Date

Restatement Price for such Restatement Date

WHERE:

“Daily Reference Amount” means, for any Restatement Date, the Potential Daily Reference Amount for such Restatement Date; provided that, if such Restatement Date is a Disrupted Day in whole or in part, the Calculation Agent may reduce the Potential Daily Reference Amount for such Restatement Date in the same proportion as the reduction in the Restated Existing Options for such Restatement Date.

“Adjustment Amount” means, for any Restatement Date, the product (which may be negative) of (i) the number of Restated Existing Options for such Restatement Date, (ii) 37.5% and (iii) the Price Difference for such Restatement Date.

“Restated Existing Options” means, for any Restatement Date, the Potential Existing Options for such Restatement Date; provided that, if such Restatement Date is a Disrupted Day in whole or in part, the Calculation Agent may reduce the number of Restated Existing Options for such Restatement Date as it determines appropriate taking into account the nature and duration of the Market Disruption Event.

“Price Difference” means, for any Restatement Date, the Restatement Price for such Restatement Date minus USD 12.60.

“Restatement Price” means, for any Restatement Date, the volume-weighted average price per Share on such Restatement Date for the period from 9:30 a.m. (New York time) to 3:50 p.m. (New York time) as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CX US <equity> VAP” (or any successor thereto), or if such price is not so reported on such Restatement Date for any reason or is, in the Calculation Agent’s reasonable discretion following notice in reasonable detail to, and consultation with, Cemex, erroneous, or such Restatement Date is a Disrupted Day in whole or in part, the VWAP Price shall be as reasonably determined by the Calculation Agent using a substantially similar volume-weighted method taking into account, if applicable, the nature and duration of the Market Disruption Event.

(c) Promptly following the last Potential Restatement Date:

(1) Should any Potential Existing Options not become Restated Existing Options, Citibank shall provide Cemex a revised table substantially in the form included in the Capped Call Confirmation to reflect the aggregate number of remaining Existing Options under the Capped Call Agreement, which shall replace in its entirety the table currently included in the Capped Call Confirmation and shall be binding absent manifest error. With respect to each Tranche, the Number of Options shall be equal to the aggregate number of remaining Existing Options divided by the number of Tranches (rounded using a rounding convention determined by Citibank, with any remainder allocated to the final Tranche). The parties acknowledge and agree that the revised table shall reflect the actual Number of Options as of the date hereof, taking into account any adjustments pursuant to the Capped Call Agreement prior to such date.

(2) Citibank shall provide Cemex a properly completed confirmation, substantially in the form attached hereto as Annex A, with respect to the Restated Options (the “New Confirmation”). With respect to each Tranche, the Number of Options shall be equal to the Aggregate Number of Restated Options divided by the number of Tranches (rounded using a rounding convention determined by Citibank, with any remainder allocated to the final Tranche). The parties acknowledge and agree that the New Confirmation shall reflect the actual Number of Options as of the Amendment and Restatement Date set forth in the New Confirmation, taking into account any adjustments pursuant to the Master Confirmation prior to such date. Cemex agrees to execute and deliver to Citibank the New Confirmation for the Restated Options promptly following receipt thereof; provided that the failure of Cemex to execute and deliver to Citibank the New Confirmation shall not affect the effectiveness of the amendment and restatement of the Restated Existing Options into the Restated Options.

2.	Representations, Warranties and Agreements

Cemex is deemed to (i) repeat the representations, warranties and agreements in Section 11(b) of the Master Confirmation, interpreted as if the date hereof were the Trade Date and the Effective Date and (ii) represent and warrant that no Event of Default, Potential Event of Default or Termination Event with respect to Cemex has occurred or will occur as a result of the amendment and restatement contemplated hereby.

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In addition, each party hereby represents to each other party that:—

(a) Status. It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(b) Powers. It has the power and authority to execute and deliver this Agreement and the New Confirmation and to perform its obligations under this Agreement and the New Confirmation and has taken all necessary action to authorize such execution, delivery and performance;

(c) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it or any provision of its constitutional documents;

(d) Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement and the New Confirmation have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

(e) Obligations Binding. Its obligations under this Agreement and the New Confirmation constitute its legal, valid and binding obligations, enforceable in accordance with its respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the extent applicable, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law));

(f) Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement; and

(g) Eligible Contract Participant. It is an “eligible contract participant” as defined in the Commodity Exchange Act, as amended.

3.	Miscellaneous

(a) Entire Agreement. The Deemed Agreement, the Master Confirmation, the Capped Call Confirmation, the New Confirmation and this Agreement constitute the entire agreement and understanding of the parties hereto with respect to its subject matter and supersede all oral communication and prior writings with respect thereto.

(b) Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties.

(c) Counterparts. This Agreement may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(d) Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

(e) Governing Law and Jurisdiction. The provisions of Section 13 of the Deemed Agreement (as modified in the Master Confirmation, if applicable) shall apply to this Agreement as if set forth in full herein.

(f) Waiver of Trial by Jury. EACH OF CEMEX AND CITIBANK HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS OR BENEFICIARIES, AS APPLICABLE) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF CITIBANK OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(g) Continuation of Agreements. Should any Potential Existing Options not become Restated Existing Options, the Capped Call Confirmation, as modified by the revised table referenced in Section 1(c)(1) above, shall continue in full force and effect. All references to the Capped Call Confirmation or in any document related thereto shall for all purposes constitute references to the Capped Call Confirmation as modified hereby.

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(h) Expenses. Cemex agrees to reimburse Citibank on demand for all reasonable fees, documented reasonable disbursements and other reasonable charges of U.S. and Mexican counsel incurred by Citibank and its affiliates in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, not to exceed USD 15,000 in the aggregate.

[Signature page follows]

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IN WITNESS WHEREOF the parties have executed this Agreement with effect from the date specified on the first page of this Agreement.

Citibank, N.A.

By:	/s/ Herman Hirsch
Authorized Signatory

CEMEX, S.A.B. de C.V.

By:	/s/ Fernando A. González Olivieri
	Name:	Fernando A. González Olivieri
	Title:	Executive Vice President Finance and Administration Attorney-in-fact

Signature page to Amendment

and Restatement Agreement

Annex A

AMENDED AND RESTATED CONFIRMATION

Date:	January 10, 2014

To:	CEMEX, S.A.B. de C.V. (“Counterparty”)

Telefax No.:	+52(81)88884519

Attention:	Francisco Javier Contreras Navarro - Financial Operations Manager - Corporate Treasury - Mexico

From:	Citibank, N.A. (“Citibank”)

Telefax No.:	212-615-8985

Operations File ID:	NECOM7857917

The purpose of this communication (this “Confirmation”) is to amend and restate the terms and conditions of the Transaction entered into on March 24, 2010 and previously amended and restated on March 25, 2010 (the “Original Transaction”). The Original Transaction is being amended and restated in whole. This Confirmation supplements, forms a part of, and is subject to the Master Terms and Conditions for Capped Call Transactions dated as of March 24, 2010 and as amended from time to time (the “Master Confirmation”) between you and us.

1. The definitions and provisions contained in the Definitions (as such term is defined in the Master Confirmation) and in the Master Confirmation are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

2. The particular Transaction to which this Confirmation relates shall have the following terms:

Original Trade Date:	March 24, 2010

Amendment and Restatement Date:	January 10, 2014

Effective Date:	The Amendment and Restatement Date.

Lower Strike Price:	USD 0.00.

Upper Strike Price:	Not applicable.

Premium/Premium Payment Date:	Not applicable.

Convertible Notes/Indenture:	Not applicable.

Early Unwind Date:	Not applicable.

Final Disruption Date:	April 27, 2015.

Dividend Adjustments:	For purposes of this Transaction (but, for the avoidance of doubt, not any remaining Original Transaction), the “Dividend Adjustments” provision of the Master Confirmation is replaced in its entirely with the following:

If at any time during the period from and including the Amendment and Restatement Date to but excluding the date that is one Settlement Cycle following the Expiration Date a record date for a distribution, dividend or recapitalization of retained earnings by an Underlying Issuer occurs, then the Calculation Agent shall make an adjustment to the Number of Options, the Option Entitlement and/or any other variable relevant to the exercise, settlement, payment or other terms of the Transaction as the Calculation Agent determines appropriate to preserve the fair value of the Transaction to Citibank and Counterparty after taking into account the effect of such event, it being understood that, if such event includes the choice of consideration, the Calculation Agent may choose the consideration, in its sole discretion, for purposes of determining the appropriate adjustment.

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The Number of Options and Expiration Date for each Tranche of the Transaction are set forth below.

Tranche Number	Number of Options	Expiration Date
1.	774,575	2-Mar-15
2.	774,575	3-Mar-15
3.	774,575	4-Mar-15
4.	774,575	5-Mar-15
5.	774,575	6-Mar-15
6.	774,575	9-Mar-15
7.	774,575	10-Mar-15
8.	774,575	11-Mar-15
9.	774,575	12-Mar-15
10.	774,572	13-Mar-15

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3. Counterparty hereby agrees (a) to check this Confirmation promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Confirmation relates, by manually signing this Confirmation and providing any other information requested herein or in the Master Confirmation and immediately returning an executed copy to Confirmation Unit via 212-615-8985. Hard copies should be returned to Citibank, N.A., 333 West 34th Street, 2nd Floor, New York, New York 10001, Attention: Confirmation Unit.

Yours sincerely,

CITIBANK, N.A.

By:
Authorized Signatory

Confirmed as of the
date first above written:

CEMEX, S.A.B. de C.V.

By:
Name:
Title:

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